EXHIBIT 10.40
March 5, 2010
PERSONAL AND CONFIDENTIAL
Mr. Byrne Mulrooney
2301 Vernon Drive
Charlotte, NC 28211
Dear Byrne,
     We are delighted to extend to you this offer of employment with Korn/Ferry International as CEO, Futurestep effective March 15, 2010 or such other date as may be mutually agreed upon. Verbal and written acceptance of this offer of employment must be received within two weeks from the date of this letter or the offer becomes void. The purpose of this letter is to confirm the terms of this employment offer including responsibilities and reporting relationships, compensation, employee benefits, and professional requirements.
Base Salary
     Your entry compensation program will be comprised of a monthly base salary of $25,000.00 payable in semi-monthly increments.
Management Stipend
     The firm has agreed to pay you a monthly cash stipend of $8,333.33 that will be paid in equal semi-monthly increments.
Annual Incentive Award
     You will be eligible for an annual incentive award of up to $800,000 (cash and LTIP) with a target annual incentive award of $400,000 (cash and LTIP). This award will be based on an appraisal of your achievements in meeting MBOs, which will be established and agreed upon by you and Korn/Ferry within ninety (90) days of your date and each year thereafter.

Mr. Byrne Mulrooney
March 5, 2010

Equity
     Management will recommend to the Compensation Committee that you be awarded $400,000 of restricted shares. This award will be issued effective on the later of your date of hire or the date it is approved by the Committee and will vest in four installments on the 1st, 2nd, 3rd, and 4th anniversary of the effective date of the grant.
Employee Benefits
     The following paragraphs describe Korn/Ferry’s employee benefit programs as currently constituted. Please be aware that these programs are subject to change. If they are modified in the future, you will continue to be eligible for such benefits as are provided to other CEO’s of the firm.
     As CEO, Futurestep, you will be entitled to ten holidays per year, twenty days vacation, and fifteen days sick leave. You will also be enrolled in the firm’s group insurance program which includes life, accidental death and dismemberment, and health benefits.
     Life insurance coverage will be three times your base salary up to a maximum of $1,500,000. You may also enroll for supplemental employee-paid life insurance coverage. If you elect this coverage, you will pay the premium cost through payroll deduction. Your eligibility will take effect 30 days after your first day of employment and your completion of the enrollment forms.
     You may also participate in the firm’s health benefits plan, which includes medical, dental, and vision care coverage. Based on the plan you select, your monthly contribution for health benefits coverage will range from $80 — $280 for the Preferred Provider Plan (PPO) or $50 — $140 for the Health Maintenance Organization Plan (HMO) depending on the number of family members covered. Your payments will be made through payroll deductions and may be done on a pre-tax basis if you choose to participate in the Flexible Spending Plan described below. Your eligibility for health benefits will take effect 30 days after your first day of employment and your completion of the enrollment forms.
     You will also have the opportunity to enroll in Korn/Ferry’s Flexible Benefit Account Plan. This is a Section 125 plan by which you may: (1) defer a

Mr. Byrne Mulrooney
March 5, 2010

portion of your income on a pre-tax basis, (2) pay your contribution for dependent health coverage, (3) be reimbursed for certain health expenses not covered by insurance, and (4) be reimbursed for dependent (child or elder) care expenses. You are eligible to enroll in this plan after you have completed 30 days of employment and have enrolled in the group health plan. If you do not enroll at that time, you must wait until the annual enrollment in November.
     After you have completed 30 days of employment, the firm will provide you with short-term disability coverage. This coverage will protect you against loss of income if you are unable to work because you are disabled due to a non-work related illness or injury. If you become disabled, this benefit provides 70 percent of your basic weekly salary to a maximum of $2,500 per week for up to 12 weeks. You would be eligible to receive benefits under this program after you have been disabled for seven calendar days.
     In addition, you may enroll in the firm’s group long-term disability insurance program which provides disability benefits of 60 percent of your monthly base salary to a maximum of $10,000 per month. The monthly premiums for this benefit are based on your salary. If you elect this benefit, the firm will pay 75 percent of the premium and you will pay the remaining 25 percent through payroll deduction. Your eligibility for enrollment for long-term disability benefits will take effect 30 days after your first day of employment.
     As CEO, Futurestep, the firm will also provide you $500,000 in travel accident insurance. You may also enroll in the firm’s family travel accident insurance program which extends your coverage to 24 hours, whether traveling for business or pleasure, and provides 24-hour coverage to your dependents for travel accidents. If you elect this benefit, you will pay the premium cost through a payroll deduction.
     You may participate in the Korn/Ferry International Employee Tax Deferred Savings Plan which is a qualified 401(k) plan. Tax-deferred employee contributions can begin on the fiscal quarterly enrollment period following six months of employment. You will become eligible for employer contributions on the fiscal quarterly enrollment date after you have been employed for one year.
     You may also participate in the Korn/Ferry International Employee Stock Purchase Plan. This plan allows you to purchase Korn/Ferry stock at a discount to fair market value. Through payroll deductions, you may purchase the

Mr. Byrne Mulrooney
March 5, 2010

stock at price equal to 85% of the fair market at the end of the offering period. Employee contributions can begin on the first plan enrollment period following six months of employment. If you do not enroll at that time, you may enroll during any following enrollment period.
     Your benefits package with enrollment forms and plan descriptions are enclosed in this envelope. Coverage in Korn/Ferry’s employee benefits programs is dependent upon your timely completion and our receipt of all forms and materials required for enrollment.
Executive Benefits
     The following paragraphs describe Korn/Ferry’s executive benefit programs as currently constituted. Please be aware that these programs are subject to change. If they are modified in the future, you will continue to be eligible for such benefits as are provided to other CEO’s of the firm.
     On the date you become eligible for the health benefits plan, you will automatically be enrolled in the Executive Medical Plan. This plan provides you with additional benefit payments, above those paid under the standard group health insurance, as well as reimbursement for certain medical services not covered under the group health insurance. Your coverage under this plan will be a maximum of $2,500 per year. Further information about this program will be provided with your benefits package.
     You will be eligible to participate in the ECAP plan. This is a non-qualified deferred compensation plan which allows participants to make pre-tax deferrals of up to 90% of salary and 100% of bonus. Deferrals you make are immediately 100% vested and you have a choice of investment options. Full details will be provided to you during the next deferral election period. To the extent permissible under such plan, you may be able to make contributions to the plan within the first six (6) months of your employment.
     After completing one year of employment, you may also participate in the College Tuition Program. This partner benefit provides $2,000 per year up to a maximum of $8,000 for each dependent child enrolled full-time as an undergraduate in an accredited college or university.

Mr. Byrne Mulrooney
March 5, 2010

     As a CEO, you will also receive $450 per month as an automobile allowance.
Professional Requirements
     As part of your employment by Korn/Ferry, we also ask that you provide a detailed description of your job history and educational background. A form for this purpose is enclosed. The information you provide concerning past employment and educational history will be verified by the firm. Your employment is contingent on the accuracy of the information you provide.
     Pursuant to the Immigration and Nationality Act, our firm is required to verify the identity and employment eligibility of all new hires. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form I-9 within three days of hire. We have enclosed a Form I-9 for your review. Please note that you will need to provide either (i) one document from “List A” or (ii) one document from “List B” and one document from “List C” of the form (see page two of the enclosed I-9 Form). If you anticipate having difficulty completing the Form I-9 or producing the required documents, please contact me.
     Further, all Korn/Ferry employees are required to review and acknowledge the firm’s Code of Business Conduct, Code of Business Conduct and Ethics, Non-Harassment and Non-Discrimination Policy, Information Technology Security Policies and Procedures, Policy Statement Regarding Insider Trading, Media Contacts, and Securities Analysts, Policy Statement Prohibiting Payments to Foreign Government Agencies and Officials, Political Parties, Leaders and Candidates, and False Entries in Books and Records, and the Agreement To Protect Confidential Information which govern all aspects of our professional practice. Copies of the Codes, Policies and Agreement are enclosed. Your employment is contingent on your abiding by the provisions of these documents. Please review them carefully and return the signed acknowledgment forms with your acceptance of this offer. Please keep the Codes and Policies as well as a copy of the Agreement to Protect Confidential Information for your personal files.

Mr. Byrne Mulrooney
March 5, 2010

Business Information and Non-Competition
     Please review the following clause with care. In accepting this offer of employment with Korn/Ferry, you are making a personal commitment to adhere to the provisions set forth below.
     In consideration of your employment by Korn/Ferry International, you agree that during the term of your employment, except as necessary to carry on the business of the Corporation, and after the expiration of your employment, you shall not, directly or indirectly, use or disclose to any person, firm, or corporation, any candidate list, personal histories or resumes, employment information, business information, customer lists, business secrets or any other information not generally known in the industry concerning business or policies of the firm, including, but not limited to the firm’s list of clients or placement candidates.
     You further agree that during the term of your employment, and for the two year period immediately subsequent to the expiration of your employment, you will not directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, stockholder or otherwise) (1) solicit or accept any executive search assignment from, or otherwise attempt to provide services then provided by the firm to, any existing client of the firm or its subsidiaries or affiliates or any person who has been a client of the firm or its subsidiaries or affiliates during the preceding two years, (2) solicit for employment or otherwise attempt to engage the services of any employee of the firm or its subsidiaries or affiliates. The term “client” as used in this clause shall mean only clients as to which you, at any time during the three years preceding termination of employment, contacted or engaged in activities on behalf of the firm.
Acceptance of Employment
     You understand that your employment with Korn/Ferry International is an employment “at will” and this arrangement may be altered only in writing by the Vice President of Human Resources of Korn/Ferry International.
     Upon your acceptance of this offer of employment, please acknowledge your agreement with the terms set forth in this letter by signing in the designated space below. A copy of this letter is enclosed for your records.

Mr. Byrne Mulrooney
March 5, 2010

     Please also complete and sign the enclosed documents and return them to me with your signed letter:
•	Personnel Information Form (Section A)

•	Employment and Education History Form

•	I-9 Form

•	W-4 Form

•	Employee Authorization for Automatic Deposits Form (optional)

•	Diners Club Corporate Card Application

•	Agreement To Protect Confidential Information

•	Non-Harassment/Non-Discrimination...: Acknowledgement Form

•	Code of Business Conduct: Acknowledgment Form

•	Code of Business Conduct and Ethics: Acknowledgement Form

•	Insider Trading Policy: Acknowledgment Form

•	Policy Statement Prohibiting ...: Acknowledgment Form

•	IT Security Policies and Procedures: Acknowledgment Form

•	Business Travel and Expense Reporting: Acknowledgement Form
     I look forward to your joining us and to your success with Korn/Ferry International. If you have any questions, please don’t hesitate to call me.

Sincerely, Gary D. Burnison Chief Executive Officer

ACCEPTED:

/s/ Byrne Mulrooney Byrne Mulrooney	/s/ Gary D. Burnison Date